Exhibit 97.1

BLUEPRINT MEDICINES CORPORATION

POLICY FOR RECOUPMENT OF ERRONEOUSLY AWARDED COMPENSATION

I.	Overview

In accordance with the applicable rules of The Nasdaq Stock Market and the rules issued by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors (the “Board”) of Blueprint Medicines Corporation (the “Company”) has adopted this Policy (the “Policy”) to provide for the recovery of erroneously awarded Incentive Compensation from Covered Persons. Capitalized terms used and not yet defined herein shall have the meanings set forth in Section III, below.

II.	Incentive Compensation Recovery Requirement

In the event the Company is required to prepare a Financial Restatement, the Company shall recover reasonably promptly all Erroneously Awarded Compensation with respect to such Financial Restatement.

This Policy applies to Incentive Compensation Received by a Covered Person: (i) after beginning service as a Covered Person; (ii) who served as a Covered Person at any time during the applicable performance period relating to such Incentive Compensation, (iii) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (iv) during the Applicable Recovery Period.

This Policy shall apply to all Covered Persons. Each Covered Person shall be required to sign an acknowledgement pursuant to which such Covered Person will agree to be bound by the terms of, and comply with, this Policy; however, any Covered Person’s failure to sign any such acknowledgement shall not negate the application of this Policy to the Covered Person.

III.	Definitions
a.

“Applicable Recovery Period” means the three completed fiscal years immediately preceding the Restatement Date for a Financial Restatement. In addition, in the event the Company has changed its fiscal year: (i) any transition period of less than nine months occurring within or immediately following such three completed fiscal years shall also be part of such Applicable Recovery Period and (ii) any transition period of nine to 12 months will be deemed to be a completed fiscal year.

b.

“Applicable Rules” means any rules or regulations adopted by the Exchange pursuant to Rule 10D-1 under the Exchange Act and any applicable rules or regulations adopted by the SEC pursuant to Section 10D of the Exchange Act.

c.	“Audit Committee” means the Audit Committee of the Board.
d.	“Board” means the Board of Directors of the Company.
e.

“Compensation Committee” means the Compensation Committee of the Board, provided that it is comprised solely of independent directors or, in the absence of such committee, a majority of independent directors serving on the Board.

f.

“Covered Person” means any person who is currently or was previously designated as an “officer” of the Company as defined in Rule 16a-1(f) under the Exchange Act and any other person designated by the Board or the Compensation Committee as being subject to this Policy. For the avoidance of doubt, the identification of an executive officer for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K, as well as the principal financial officer and principal accounting officer (or, if there is no principal accounting officer, the controller). Executive officers of affiliates of the Company may be deemed executive officers of the Company if they perform such policy making functions for the Company.

A person’s status as a Covered Person with respect to Erroneously Awarded Compensation shall be determined as of the time of receipt of such Erroneously Awarded Compensation regardless of the person’s role or status with the Company at the time the Erroneously Awarded Compensation is required to be recovered in accordance with this Policy (e.g., if a person began service as an executive officer after the beginning of an Applicable Recovery Period, that person would not be considered a Covered Person with respect to Erroneously Awarded Compensation Received before the person began service as an executive officer, but the person would be considered a Covered Person with respect to Erroneously Awarded Compensation Received after they began service as an executive officer where such person served as an executive officer at any time during the performance period for such Erroneously Awarded Compensation).

g.	“Effective Date” means October 2, 2023.
h.

“Erroneously Awarded Compensation” means the amount of any Incentive Compensation Received by a Covered Person on or after the Effective Date, and during the Applicable Recovery Period, which exceeds the amount that otherwise would have been Received by the Covered Person had such compensation been determined based on the restated amounts in a Financial Restatement, computed without regard to any taxes paid. Calculation of Erroneously Awarded Compensation with respect to Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in a Financial Restatement, shall be based on a reasonable estimate of the effect of the Financial Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received, and the Company shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the Exchange in accordance with the Applicable Rules. For purposes of this Policy, Incentive Compensation is deemed Received when the Financial Reporting Measure is attained, even if the payment or grant of such Incentive Compensation occurs after the end of that period.

i.	“Exchange” means The Nasdaq Stock Market LLC.
j.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures (including, for example, a non-GAAP financial measure). For the purposes of this Policy, stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall be considered Financial Reporting Measures.

k.

“Financial Restatement” means a restatement of previously issued financial statements of the Company due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously-issued financial statements that is material to the previously-issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

l.

“Incentive Compensation” means any compensation provided, directly or indirectly, by the Company or any of its affiliates that is granted, earned or vested based, in whole or in part, upon the attainment of a Financial Reporting Measure.

m.

“Other Recovery Arrangements” means all remedies or rights of recoupment that may be available to the Company or its affiliates under applicable law, regulation or rule, or pursuant to the terms of any policy of the Company or its affiliates, any provision in any employment agreement, equity award agreement or compensatory plan, agreement or other arrangement or required under applicable law.

n.

“Received” means, with respect to any Incentive Compensation, actual or deemed receipt, and Incentive Compensation shall be deemed received on the date upon which the Financial Reporting Measure specified for such Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation to the Covered Person occurs after that date.

o.

“Restatement Date” means, with respect to a Financial Restatement, the earlier to occur of: (i) the date the Board or the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare the Financial Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare the Financial Restatement.

IV.	Exception to Compensation Recovery Requirement

The Company may elect not to recover Erroneously Awarded Compensation pursuant to this Policy if the Committee determines that recovery would be impracticable, and one or more of the following conditions, together with any further requirements set forth in the Applicable Rules, are met:

(i)	the direct expense paid to a third party (including outside legal counsel) to assist in enforcing this Policy would exceed the amount to be recovered, and the Company has already made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such reasonable attempt, and has provided such documentation to the Exchange;
(ii)	recovery would cause the Company to violate the Company’s home country law where that law was adopted prior to November 28, 2022 and, before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company obtains an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such violation and provides such opinion to the relevant listing exchange or association; or
(iii)	recovery would likely cause an otherwise tax-qualified retirement plan that is available generally to employees of the Company to fail to be so qualified under applicable provisions of the Internal Revenue Code of 1986, as amended, and its regulations.

V.	Tax Considerations

To the extent that, pursuant to this Policy, the Company is entitled to recover any Erroneously Awarded Compensation that is Received by a Covered Person, the gross amount Received (i.e., the amount the Covered Person Received, or was entitled to receive, before any deductions for tax withholding or other payments) shall be returned by the Covered Person.

VI.	Method of Recoupment

The Compensation Committee shall determine, in its sole discretion, the method for recovering Erroneously Awarded Compensation hereunder based on the particular facts and circumstances applicable to a Covered Person, which may include, without limitation, any one or more of the following:

a.	requiring reimbursement of cash Incentive Compensation previously paid;
b.	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
c.	offsetting the recouped amount against any compensation otherwise owed but unpaid by the Company to the Covered Person;
d.	cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
e.	cancelling or offsetting against planned future grants of equity-based awards;
f.

to the extent the Covered Person has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations or applicable law, crediting any such reimbursed amount to the amount of Erroneously Awarded Compensation subject to recovery;

g.

to the extent the Covered Person fails to repay all Erroneously Awarded Compensation to the Company when due, requiring the Covered Person to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation; and/or

h.	any other remedial and recovery action permitted by applicable law, contract or as determined by the Compensation Committee.

Notwithstanding the foregoing, a Covered Person will be deemed to have satisfied such person’s obligation to return Erroneously Awarded Compensation to the Company if such Erroneously Awarded Compensation is returned in the exact same form in which it was Received; provided that, equity withheld to satisfy tax obligations will be deemed to have been Received in cash in an amount equal to the tax withholding payment made.

VII.	Interpretation

This Policy shall be interpreted in a manner that is consistent with the Applicable Rules and any other applicable law. The Compensation Committee shall take into consideration any applicable interpretations and guidance of the SEC in interpreting this Policy, including, for example, in determining whether a financial restatement qualifies as a Financial Restatement hereunder. To the extent the Applicable Rules require recovery of Incentive Compensation in additional circumstances besides those specified above, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Incentive Compensation to the fullest extent required by the Applicable Rules.

VIII.	Administration

This Policy shall be administered by the Compensation Committee; provided, however, that the Board or the Audit Committee shall have exclusive authority to authorize the Company to prepare a Financial Restatement. In doing so, the Board may rely on a recommendation of the Audit Committee of the Board. The Compensation Committee shall have such powers and authorities related to the administration of this Policy as are consistent with the governing documents of the Company and applicable law. The Compensation Committee shall have full power and authority to take, or direct the taking of, (i) all actions and to make all determinations required or provided for under this Policy and (ii) all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Policy that the Compensation Committee deems to be necessary or appropriate to the administration of this Policy. The interpretation and construction by the Compensation Committee of any provision of this Policy and all determinations made by the Compensation Committee under this Policy shall be final, binding and conclusive.

IX.	Prohibition of Indemnification

Notwithstanding anything to the contrary set forth in any agreement with, or the organizational documents of, the Company or any of its affiliates, Covered Persons are not entitled to indemnification for Erroneously Awarded Compensation or for any losses arising out of or in any way related to Erroneously Awarded Compensation recovered under this Policy, or the Company’s enforcement of this Policy. The Company shall not enter into any agreement that exempts from the application of this Policy any Incentive Compensation that is granted, paid or awarded to a Covered Person or that waives the Company’s right to recovery of any Erroneously Awarded Compensation, and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy).

X.	Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any Other Recovery Arrangements. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with a Covered Person shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Covered Person to abide by the terms of this Policy.

XI.	Successors

This Policy shall be binding and enforceable against all Covered Persons and, to the extent required by applicable law, rule or guidance from the SEC or the Exchange, their beneficiaries, heirs, executors, administrators, or other legal representatives.

XII.	Severability

The provisions of this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

XIII.	Prior Policy Superseded

Effective as of the Effective Date, this Policy supersedes and replaces in its entirety the Policy for Recoupment of Incentive Compensation previously adopted by the Board that became effective as of December 4, 2019 (the “Prior Policy”), solely with respect to Incentive Compensation Received on or after the Effective Date.  The Prior Policy remains in full force and effect, however, with respect to incentive compensation (as defined in such Prior Policy) Received prior to the Effective Date of this Policy.

XIV.	Amendment; Termination

The Board or the Compensation Committee may amend or terminate this Policy at any time, provided that any such amendment or termination of this Policy will not (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Nasdaq Rule.

DATE APPROVED: December 1, 2023

Exhibit A

FORM OF ACKNOWLEDGMENT AGREEMENT

PERTAINING TO THE BLUEPRINT MEDICINES CORPORATION POLICY FOR

RECOUPMENT OF ERRONEOUSLY AWARDED COMPENSATION

In consideration of, and as a condition to, the receipt of future cash and equity incentive compensation from Blueprint Medicines Corporation (the “Company”) _____________ (“Covered Person”) and the Company are entering into this Acknowledgement Agreement.

1.

Covered Person agrees that any and all incentive compensation received by Covered Person may be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with (a) the Policy for Recoupment of Erroneously Awarded Compensation adopted by the Board of Directors of the Company (as amended from time to time, the “Policy”), and (b) any Other Recovery Arrangements (as defined in the Policy). Covered Person acknowledges that Covered Person has received and has had an opportunity to review the Policy and any Other Recovery Arrangements applicable to Covered Person.

2.

Covered Person acknowledges and agrees to the terms of the Policy and any Other Recovery Arrangements, including that any incentive compensation received by Covered Person shall be subject to and conditioned upon the provisions of the Policy and any Other Recovery Arrangements applicable to Covered Person.

3.

Covered Person further acknowledges and agrees that Covered Person is not entitled to indemnification in connection with any enforcement of the Policy or any Other Recovery Arrangements applicable to Covered Person (including, without limitation, any reduction, cancellation, forfeiture or recoupment of any incentive compensation that Covered Person has received or to which Covered Person may become entitled).

4.

Covered Person agrees to take all actions requested by the Company to enable or facilitate the enforcement of the Policy and any Other Recovery Arrangements applicable to Covered Person (including, without limitation, any reduction, cancellation, forfeiture or recoupment of any incentive compensation that Covered Person has received or to which Covered Person may become entitled).

5.

To the extent any recovery right under the Policy and any Other Recovery Arrangements applicable to Covered Person conflicts with any other contractual rights Covered Person may have with the Company or any affiliate, Covered Person understands that the terms of the Policy and the Other Recovery Arrangements supersede any such contractual rights. Covered Person agrees that no recovery of incentive compensation under the Policy and the Other Recovery Arrangements will be an event that triggers or contributes to any right of Covered Person to resign for “good reason” or “constructive termination” (or similar term under any agreement with the Company or any of its affiliates).

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IN WITNESS WHEREOF, the parties have executed this Acknowledgement Agreement as of the date of the last signature hereto.

COVERED PERSON

Signature:
Print Name:
Title:
Date:

BLUEPRINT MEDICINES CORPORATION

By:
Print Name:
Title:
Date: